Double Eagle Petroleum Co.
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR IMMEDIATE RELEASE
Date: July 2, 2008

Double Eagle Petroleum Co. Reports Record Gross Production from the Catalina Unit for the Fourth
Consecutive Month

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that for the fourth month in a row, it has reached a record level of gross production from its Catalina Unit in the Atlantic Rim of Wyoming. The Catalina Unit’s total gross production for June 2008 from the 37 wells producing during the month was approximately 580.0 Mmcf, an increase of 247% over the same prior year month. Double Eagle’s Catalina Unit net working interest production for June 2008 was approximately 349.0 Mmcf, an increase of 162% over June 2007. Detailed data for the June 30,2008 month is presented in the following table.

	Total Catalina Unit	Net to DBLE Interest
June 2008 production	580.0 Mmcf (est)	349.0 Mmcf (est)
Increase over June 2007	247%	162%
Daily Production for June 2008	19.3 Mmcf/d	11.6 Mmcf/d

The above data included production from the original 14 Cow Creek wells and 23 of the 33 new wells drilled in 2007. We plan to begin full production from all wells upon completion of the additional water injection wells to be drilled in early Q3. The Company plans to drill a minimum of 24 wells beginning in July 2008, when wildlife stipulations allow.

Quarter ended June 30, 2008

For the second quarter of 2008, the Catalina Unit’s total gross production was approximately 1.45 Bcf, an increase of 221% over the second quarter of 2007. Double Eagle’s Catalina Unit net working interest production for the three months ended June 2008 was approximately 869.0 Mmcf, an increase of 139% over the three month period ended June 30, 2007. Detailed data for the three months ended June 30,2008 is presented in the following table.

	Total Catalina Unit	Net to DBLE Interest
Three months ended June 2008	1.45 Bcf (est)	869.0 Mmcf (est)
Increase over prior year period	221%	139%
Average Daily Production for quarter ended:
June 30, 2008	15.9 Mmcf/d	9.5 Mmcf/d
June 30, 2007	5.0 Mmcf/d	4.0 Mmcf/d
Increase over prior year period	218%	138%

Richard Dole, Chairman of the Board of Double Eagle, commented: “We continue to see excellent organic growth in our Catalina Unit from our newly drilled wells. We are eagerly awaiting the commencement of the 2008 Catalina drilling program on July 15th, when we expect to add 24 new producing wells and additional injection wells. The new injection wells will allow us to produce the 10 wells already drilled but that are awaiting to be brought on to production due to current water injection limitations.”

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

# # #

This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic, environmental and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us